Exhibit 99
FOR IMMEDIATE RELEASE:
CNB FINANCIAL SERVICES, INC. ANNOUNCES RESULTS FOR THE QUARTER
     Thomas F. Rokisky, President/CEO of CNB Financial Services, Inc. (CNB), the parent company of CNB Bank, Inc. announced for the three months ended June 30, 2010, CNB had consolidated net income of $423,000, or $0.96 per share as compared to $513,000, or $1.15 per share for the three months ended June 30, 2009. For the six months ended June 30, 2010, CNB had consolidated net income of $850,000, or $1.92 per share compared to $1.1 million, or $2.56 per share for the six months ended June 30, 2009.
     Capital is a key measure of a bank’s financial health and CNB continues to be rated a well capitalized financial institution by regulatory authorities. CNB’s capital totaled $26.7 million or 9.4% of total assets as of June 30, 2010.
     For the second consecutive year, CNB is listed in the US Bankers magazine as one of the Top 200 Community Banks in the country, based on the average return on equity for the past three years.
     CNB, with total assets at June 30, 2010 of $282.8 million, has two full service offices and ATMs in Berkeley Springs, West Virginia. The Bank has three full service branch offices and ATMs in Berkeley County, West Virginia. Our Berkeley County office locations are in Hedgesville, south Martinsburg, and our newest branch in Falling Waters, West Virginia. The Bank also has a full service branch office and ATM located in Hancock, Maryland.

     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the 2010 outlook for earnings, revenues and expenses. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.